EXHIBIT 4.1

SERVICER APPOINTMENT AND ASSUMPTION AGREEMENT

THIS SERVICER APPOINTMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated as of October 1, 2005, is by and among Nomura Asset Acceptance Corporation, as depositor (the “Depositor”), Nomura Credit & Capital, Inc., as seller (the “Seller”), GMAC Mortgage Corporation, as a servicer (“GMACM”) and JPMorgan Chase Bank, N.A., as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Depositor, the Seller, GMACM, Option One Mortgage Corporation (“OOMC”) and the Trustee entered into the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of February 1, 2004, relating to Nomura Asset Acceptance Corporation, Mortgage Pass-Through Certificates, Series 2004-AP1;

WHEREAS, pursuant to Section 7.06 of the Pooling and Servicing Agreement, the Seller has the right to terminate OOMC as Servicer of the Mortgage Loans set forth on Schedule 1 attached hereto (the “Option One Mortgage Loans”) without cause upon the satisfaction of certain conditions set forth in the Pooling and Servicing Agreement;

WHEREAS, the Depositor and the Seller desire to effectuate the replacement of OOMC as the Servicer thereunder with respect to the Option One Mortgage Loans;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and of the mutual covenants herein contained, the parties hereto agree as follows:

SECTION 1. Defined Terms.

For purposes of this Agreement, unless the context clearly requires otherwise, all capitalized terms which are used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Pooling and Servicing Agreement.

SECTION 2. Appointment of Servicer.

(a)         The Seller hereby proposes that GMACM be appointed as the Servicer under the Pooling and Servicing Agreement with respect to the Option One Mortgage Loans and subject to the satisfaction of the conditions precedent set forth in Section 5 of this Agreement, the Seller will provide written notification to OOMC of its termination as a Servicer under the Pooling and Servicing Agreement with respect to the Option One Mortgage Loans to be effective on October 1, 2005 (the “Termination Date”).

(b)        In connection with the appointment of GMACM as Servicer under the Pooling and Servicing Agreement, on the Termination Date, the Seller shall cause GMACM to reimburse OOMC for all outstanding Advances and Servicing Advances due and owing to OOMC under the Pooling and Servicing Agreement in connection with OOMC’s servicing and administration of the Option One Mortgage Loans prior to the Termination Date.

(c)         The Trustee, subject to the satisfaction of the conditions precedent set forth in Section 5 of this Agreement, consents to the appointment of GMACM as the Servicer under the Pooling and Servicing Agreement and hereby designates GMACM as the Servicer of the Option One Mortgage Loans from and after the Termination Date.

(d)        GMACM hereby (i) represents and warrants that it meets all requirements of a Servicer set forth in Section 8.02 of the Pooling and Servicing Agreement, (ii) accepts the appointment as the Servicer of the Option One Mortgage Loans under the Pooling and Servicing Agreement, (iii) assumes and agrees to discharge the due and punctual performance and observance of each covenant and condition to be performed and observed by a Servicer under the Pooling and Servicing Agreement, and (iv) assumes and agrees to be bound by all terms and conditions of the Pooling and Servicing Agreement.

(e)         On the Termination Date, each account that, pursuant to the terms of the Pooling and Servicing Agreement, is required to be established and maintained by OOMC with respect to the Option One Mortgage Loans shall be moved to and maintained by GMACM at [___________]. This Agreement shall be deemed to satisfy any and all requirements in the Pooling and Servicing Agreement for notice of change in any such account.

SECTION 4. Representations and Warranties of the Depositor and Seller.

(a) The following representations and warranties are hereby made by the Depositor to the Seller, GMACM and the Trustee as of the date hereof:

(i)           The Depositor is duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware and has full power and authority (corporate and other) necessary to own or hold its properties and to conduct its business as now conducted by it and to enter into and perform its obligations under this Agreement.

(ii)          It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and further subject to public policy with respect to indemnity and contribution under applicable securities law.

(iii)        The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)         No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its obligations under this Agreement in accordance with the terms hereof.

(v)          No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(b) The following representations and warranties are hereby made by the Seller to the Depositor, GMACM and the Trustee as of the date hereof:

(i)           The Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Seller in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to sell the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii)          It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought and further subject to public policy with respect to indemnity and contribution under applicable securities law.

(iii)        The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)         No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its obligations under this Agreement in accordance with the terms hereof.

(v)          No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(vi)       It has the right to terminate OOMC as the Servicer of the Option One Mortgage Loans pursuant to Section 7.06 of the Pooling and Servicing Agreement and such termination shall be exercised in accordance with the terms and conditions of the Pooling and Servicing Agreement and all applicable law.

SECTION 5. Conditions Precedent.

The transactions contemplated by this Agreement shall be conditioned upon the satisfaction of the following conditions precedent:

(i) each of the Seller and the Trustee shall have executed this Agreement evidencing its consent to the appointment of GMACM as the Servicer of the Option One Mortgage Loans under the Pooling and Servicing Agreement;

(ii) GMACM shall have executed this Agreement evidencing its acceptance of its appointment as the Servicer of the Option One Mortgage Loans under the Pooling and Servicing Agreement and its agreement to be bound by the terms of this Agreement and the Pooling and Servicing Agreement;

(iii) the Seller shall have notified OOMC of its decision to terminate OOMC as the Servicer of the Option One Mortgage Loans under the Pooling and Servicing Agreement; and

(iv) a Confirmation Letter from each Rating Agency or a letter confirming that each Rating Agency is prepared to deliver a Confirmation Letter with respect to the transactions contemplated hereby. “Confirmation Letter” means, a letter issued by each Rating Agency confirming that the transactions contemplated hereby will not result in a qualification, downgrade or withdrawal of the respective ratings of the Certificates from the current ratings.

SECTION 6. Effectiveness of this Agreement.

Upon execution of this Agreement, the Pooling and Servicing Agreement shall be, and be deemed to be, modified in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Depositor, the Seller, GMACM and the Trustee shall hereafter be determined, exercised and enforced subject in all respects to such modifications, and all the terms and conditions of this Agreement shall be deemed to be part of the terms and conditions of the Pooling and Servicing Agreement for any and all purposes. Except as modified by this Agreement, the Pooling and Servicing Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 7. Binding Effect.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Depositor, the Seller, GMACM and the Trustee.

SECTION 8. Governing Law.

This Agreement shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of law principles) and the obligations, rights and remedies of the parties hereto shall be determined in accordance with such laws.

SECTION 9. Severability of Provisions.

If any one or more of the provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions or terms of this Agreement.

SECTION 10. Section Headings.

The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 11. Counterparts.

This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

[signature pages follow]

IN WITNESS WHEREOF, the Depositor, the Seller, GMAC Mortgage Corporation and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

NOMURA ASSET ACCEPTANCE CORPORATION,

as Depositor

By:	/s/ John P. Graham
Name:	John P. Graham
Title:	Authorized Agent

NOMURA CREDIT & CAPITAL, INC.,

as Seller

By:	/s/ Jeane D. Leschak
Name:	Jeane D. Leschak
Title:	Vice President

GMAC MORTGAGE CORPORATION,

as a Servicer

By:	/s/ Kenneth R. Perkins
Name:	Kenneth R. Perkins
Title:	Senior Vice President

JPMORGAN BANK, NATIONAL ASSOCIATION,

as Trustee

By:	/s/ Irene Siegel
Name:	Irene Siegel
Title:	Vice President

SCHEDULE 1

SCHEDULE OF OPTION ONE MORTGAGE LOANS